Exhibit 3.6


                          CERTIFICATE OF INCORPORATION

                                       OF

                         GTECH LATIN AMERICA CORPORATION

                                    * * * * *

     FIRST: The name of the Corporation is GTECH Latin America Corporation.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share.

     FIFTH:  The  Corporation   shall  have  perpetual   existence.

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation as and to the extent provided in the By-Laws.

     SEVENTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     EIGHTH: A director of the Corporation shall have no personal liability to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor or additional provision) of the General Corporation Law of the State of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     TENTH: The name and mailing address of the incorporator is Cynthia A. Nebergall, c/o GTECH Corporation, 101 Dyer Street, Providence, Rhode Island 02903.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my free act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of November, 1989.


                                              /s/Cynthia A. Nebergall
                                                 -------------------------------
                                                 Cynthia A. Nebergall